Exhibit 10.4
June 23, 2009
Delek US Holdings, Inc.
7102 Commerce Way
Suite 300
Brentwood, TN 37027
Re: Bank Leumi USA loans to Delek US Holdings, Inc.
Ladies/Gentlemen:
     Reference is made to (i) that certain Promissory Note dated July 27, 2006 (as heretofore amended or modified, the “2006 Note”) in the principal amount of $30,000,000 executed by Delek US Holdings Inc. (the “Borrower”) in favor of Bank Leumi USA (“Lender”) and (ii) that certain Promissory Note dated May 12, 2008 in the principal amount of $20,000,000 executed by the Borrower in favor of Lender (as amended or modified, the “2008 Note”; and together with the 2006 Note, collectively, the “Notes”). The Notes together with all other instruments, agreements and other documents executed or delivered with or in favor of Lender in connection with the Notes whether as the same now exist or may hereafter be amended, restated, renewed, extended, supplemented, substituted or otherwise modified, are hereinafter referred to from time to time, collectively, as the “Loan Documents”). Capitalized terms used but not otherwise defined herein, shall have the meaning(s) given to such term(s) in the Loan Documents.
     NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     A. Covenants, Representations and Warranties. So long as any obligations under the Notes remain outstanding, the Borrower, on behalf of itself and its subsidiaries (collectively, the “Companies”) hereby represents, warrants and covenants in favor of Lender as follows:
          1. Dividends and Inter-company Debt. The ability of the Borrower’s subsidiaries to upstream dividends or repay inter-company debt to the Borrower shall be maintained in any new debt arrangements entered into after the date hereof and any such ability shall be (a) not materially more restrictive than what exists in the Borrower’s existing debt arrangements in effect on the date hereof, or (b) otherwise satisfactory to the Lender.
          2. Lion Oil Company Shares.
               (a) As of the date hereof, Borrower owns 2,867,242 shares, representing approximately thirty-four and 6/10 (34.6%) percent of the issued and outstanding shares (the “Shares”), of Lion Oil Company (“Lion”). Contemporaneously herewith, Borrower is delivering to Lender in form and substance satisfactory to Lender (i) those certain Stock

Pledge and Security Agreements, dated as of the date hereof , in favor of each of Lender and Israel Discount Bank of New York (“IDB”) as well as (ii) that certain Intercreditor Agreement between the Lender and IDB. Lender hereby expressly consents to Borrower entering into the Stock Pledge and Security Agreement with IDB and waives any potential Event of Default under the Notes with respect only to Borrower’s entry into such agreement. Prior to Borrower’s granting of the security interest provided for in the Stock Pledge and Security Agreements, Borrower shall not, without the prior written consent of Lender, sell, assign, pledge, hypothecate, encumber or otherwise dispose of the Shares.
          3. Total Adjusted Shareholders Equity. As of the last day of each of Borrower’s fiscal quarters: (a) Total Adjusted Shareholders’ Equity, as defined herein, shall not be less than $425,000,000; and (b) the ratio of Total Adjusted Shareholder’s Equity to the total assets of Borrower and its subsidiaries, on a consolidated basis, and as determined in accordance with GAAP, shall not be less than 30%. For the purposes of this agreement, “Total Adjusted Shareholders’ Equity” shall mean the Borrower’s consolidated shareholders’ equity, as determined in accordance with GAAP, as of the last day of each of Borrower’s fiscal quarters, plus any amounts that may be taken as an impairment or other charge to Borrower’s consolidated balance sheet with respect to the following items (i) goodwill, as reported in Borrower’s consolidated balance sheet, and (ii) Borrower’s investment in Lion Oil Company, such amounts to be added back to total shareholders’ equity so long as any obligations under the Notes remain outstanding.
          4. Payment of Dividends. Borrower shall not, directly or indirectly, declare, pay or make any dividend or distribution on any class of its capital stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any of its capital stock; except, that, so long as no default or Event of Default exists under any of the Notes or any of the other Loan Documents, immediately prior to or after giving affect to any such payment, Borrower may make dividends or distributions to its shareholders not to exceed $15,000,000 in the aggregate in any fiscal year; provided, further, that, Borrower may make dividends or distributions to its shareholders in excess of such $15,000,000 aggregate amount in any fiscal year, so long as, concurrently with the making of any payment thereto, Borrower pays to Lender an amount equal to thirty (30%) percent of such excess dividend payment, which payment(s) will be applied by the Lender to the outstanding principal amount of the Notes. Lender shall apply the excess dividend payment between the principal amount of the Notes in a pro rata manner but may, in its discretion apply more of the excess dividend payment to the principal amount of the 2006 Note; provided, however, that in no event shall such excess dividend payment be applied to the installment payment due on the Notes on each of April 1, 2010, July 1, 2010 and October 1, 2010, January 3, 2011 or April 1, 2011.
          5. Debt Service Coverage Ratio. The Debt Service Coverage Ratio set forth in the letter agreement dated May 7, 2008 between Lender and Borrower is hereby deleted (commencing with the paragraph starting with the language “At all times during the term of the Loan” and ending with, and inclusive of, the paragraph entitled “EBITDA.”)

     B. Modification of 2006 Note.
          1. The first paragraph of Article A, Section 1 of the 2006 Note is hereby amended and restated in its entirety to read as follows:
     “1. FOR VALUE RECEIVED, the undersigned, Delek US Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of BANK LEUMI USA (the “Bank”), at its offices at 564 Fifth Avenue, New York, New York 10036, the principal sum of Thirty Million Dollars ($30,000,000) in lawful money of the United States of America and in immediately available funds, in installments in the amount of TWO MILLION DOLLARS ($2,000,000) each on each of April 1, 2010, July 1, 2010, October 1, 2010; provided, that, the entire unpaid principal balance of this Note, and all accrued and unpaid interest hereon shall be due and payable on January 3, 2011, or earlier as provided herein.”
          2. The first sentence of the second paragraph of Article A, Section 1 of the 2006 Note is hereby amended and restated in its entirety to read as follows:
     “The Borrower will pay interest on the unpaid principal amount hereof from time to time outstanding, computed on the basis of a 360-day year, at a rate per annum which shall be equal to 3.5% per annum above the Libor Rate (Reserve Adjusted)* for a three (3) month term, as elected by the Borrower and calculated by the Bank, in the manner hereinafter provided, but in no event in excess of the maximum rate permitted by applicable law; provided, that in the event the Bank shall have determined that by reason of circumstances affecting the Libor Rate (Reserve Adjusted) adequate and reasonable means do not exist for ascertaining the Libor Rate (Reserve Adjusted) for any Interest Period, or the time remaining to the stated maturity date of this Note is less than the shortest Interest Period which may be elected hereunder, then the applicable rate of interest during such Interest Period shall be equal to the rate of interest designated by the Bank, and in effect from time to time, as its “Reference Rate” +1.75% per annum adjusted when said Reference Rate changes, but in no event in excess of the maximum rate permitted by law (the Borrower acknowledges that the Reference Rate may not necessarily represent the lowest rate of interest charged by the Bank to customers) and in no event shall the per annum rate of interest charged hereunder be less than 4.5% at any time; further provided that if, by 11:00am, New York time, three (3) business days prior to the end of any Interest Period, the Borrower has failed to timely notify the Bank of its election of the choice of interest rate for or length of the next Interest Period, then the interest rate in effect thereafter shall be at the Libor Rate (Reserve Adjusted) +3.5% per annum for an Interest Period the length of which shall be the same length as the immediately preceding Interest Period unless such Interest Period would end after the stated maturity date of this Note, in which case the Interest Period shall be of a duration equal to the next longest Interest Period which would end prior to such scheduled maturity date, provided further that no Libor Rate (Reserve Adjusted)-based loan shall be made less than one month before the stated maturity date of this Note or after the occurrence and continuance of an Event of Default.”
          3. Article B of the 2006 Note is hereby amended by deleting the clause “default by the Borrower, or any Subsidiary, in the payment of principal of or interest on any indebtedness for borrowed money in excess of $10,000,000 in the aggregate owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured, in each case the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity” in its entirety and replacing it with the following:
“default by the Borrower, or any Subsidiary, in the performance or observance of the terms (including, without limitation, payment terms) of any instrument pursuant to which any indebtedness for borrowed money in excess of $5 million in the aggregate to each Counter Party (as such term is defined herein) was created or is secured, the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity. For purposes of this Agreement, “Counter Party” shall mean any natural person or entity to which the Borrower or any Subsidiary of the Borrower owes indebtedness and “Indebtedness” shall mean all obligations for borrowed money of any kind or nature, including but not limited to (i) funded and unfunded debt, (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right to be secured) a lien on any asset (iii) indebtedness guaranteed by Delek US or its subsidiaries, and (iv) obligations in respect of letters of credit, bankers acceptances or similar instruments.”
          4. In consideration of the modification to the 2006 Note agreed to by Lender herein, on the date of this agreement, Borrower shall pay to Lender a fee in the amount of $150,000 (the “2006 Note Modification Fee”), which 2006 Note Modification Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund, rebate or proration for any reason whatsoever.
     C. Modification of 2008 Note.
          1. The first paragraph of Article A, Section 1 of the 2008 Note is hereby amended and restated in its entirety to read as follows:
     “1. FOR VALUE RECEIVED, the undersigned, Delek US Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of BANK LEUMI USA (the “Bank”), at its offices at 564 Fifth Avenue, New York, New York 10036, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) in lawful money of the United States of America and in immediately available funds in installments of ONE MILLION DOLLARS ($1,000,000) each on each of July 1, 2010, October 1, 2010, January 3, 2011 and April 1, 2011, provided that the entire unpaid principal balance of this Note, and all accrued and unpaid interest hereon, shall be due and payable on May 11, 2011, or earlier as provided herein.”

          2. Article B of the 2008 Note is hereby amended by deleting the clause “default by the Borrower, or any Subsidiary, in the payment of principal of or interest on any indebtedness for borrowed money in excess of $10,000,000 in the aggregate owed to any other person or entity (including any such indebtedness in the nature of a lease) or default in the performance or observance of the terms of any instrument pursuant to which such indebtedness was created or is secured, in each case the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity” in its entirety and replacing it with the following:
     “default by the Borrower, or any Subsidiary, in the performance or observance of the terms (including, without limitation, payment terms) of any instrument pursuant to which any indebtedness for borrowed money in excess of $5 million in the aggregate to each Counter Party (as such term is defined herein) was created or is secured, the effect of which default is to cause any holder of any such indebtedness to cause the same to become due prior to its stated maturity.
          3. Notwithstanding anything to the contrary set forth in the 2008 Note, at no time shall the per annum rate of interest charged by Lender to Borrower under the 2008 Note be less than 4.50%.
     D. Effect on this Amendment. Except as specifically set forth herein, no other changes or modifications to the Loan Documents are intended or implied, and, in all other respects, the Loan Documents shall continue to remain in full force and effect in accordance with their terms as of the date hereof. This agreement, and the instruments and agreements delivered pursuant hereto and thereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Loan Documents. Without limiting the foregoing, nothing herein contained shall, or shall be deemed to, waive any Event of Default of which Lender does not have actual knowledge as of the date hereof, or any event or circumstance which with notice or passage of time, or both, would constitute an Event of Default. The failure by Borrower to comply with any of the terms of this Amendment shall, at the option of Lender, constitute an Event of Default. Lender may waive any of such Events of Default, but only in a specific writing signed by Lender.
     E. Further Assurances. Borrower shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this agreement.
     F. Binding Effect. This agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     G. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflict of laws).

     H. Counterparts. This agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Any signatures delivered by a party by facsimile transmission or by electronic mail transmission shall be deemed an original signature hereto.
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BANK LEUMI USA

By:	/s/ Gil Hershman	By:	/s/ Dr. Avram Keusch

Name:	Gil Hershman	Name:	Dr. Avram Keusch

Title:	Vice President	Title:	Vice President
AGREED:
DELEK US HOLDINGS, INC.

By:	/s/ Gregory A. Intemann	By:	/s/ Assi Ginzburg

Name:	Gregory A. Intemann	Name:	Assi Ginzburg

Title:	Treasurer	Title:	EVP